Exhibit 99.(l)

PURCHASE AGREEMENT

Brookfield Investment Funds (the “Trust”), a Delaware statutory trust, and Brookfield Investment Management Inc. (the “Purchaser”), a Delaware corporation, hereby agree as follows:

1.             The Trust hereby offers the Purchaser and the Purchaser hereby purchases 625 shares of the Class A Shares, 625 shares of the Class C Shares, 625 shares of the Class Y Shares and 625 shares of the Class I Shares of the Brookfield Global Listed Real Estate Fund, a series of the Trust, at $10 per share (collectively, the “Shares”).  The Trust hereby acknowledges receipt from the Purchaser of funds in the total amount of $25,000.00 in full payment for the Shares.

2.             The Trust hereby offers the Purchaser and the Purchaser hereby purchases 625 shares of the Class A Shares, 625 shares of the Class C Shares, 625 shares of the Class Y Shares and 625 shares of the Class I Shares of the Brookfield Global Listed Infrastructure Fund, a series of the Trust, at $10 per share (collectively, the “Shares”).  The Trust hereby acknowledges receipt from the Purchaser of funds in the total amount of $25,000.00 in full payment for the Shares.

3.             The Trust hereby offers the Purchaser and the Purchaser hereby purchases 625 shares of the Class A Shares, 625 shares of the Class C Shares, 625 shares of the Class Y Shares and 625 shares of the Class I Shares of the Brookfield Global High Yield Fund, a series of the Trust, at $10 per share (collectively, the “Shares”).  The Trust hereby acknowledges receipt from the Purchaser of funds in the total amount of $25,000.00 in full payment for the Shares.

4.             The Trust hereby offers the Purchaser and the Purchaser hereby purchases 625 shares of the Class A Shares, 625 shares of the Class C Shares, 625 shares of the Class Y Shares and 625 shares of the Class I Shares of the Brookfield High Yield Fund, a series of the Trust, at $10 per share (collectively, the “Shares”).  The Trust hereby acknowledges receipt from the Purchaser of funds in the total amount of $25,000.00 in full payment for the Shares.

5.             The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

6.             The Trust represents that a copy of its Certificate of Trust, dated May 12, 2011, is on file with the Secretary of State of the State of Delaware.

7.             This Agreement has been executed on behalf of the Trust by the undersigned officer in his capacity as an officer of the Trust.

8.             This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 24th day of October, 2011.

BROOKFIELD INVESTMENT FUNDS, on behalf of each of the Brookfield Global Listed Real Estate Fund, Brookfield Global Listed Infrastructure Fund, Brookfield Global High Yield Fund and Brookfield High Yield Fund

By:	/s/ Brian F. Hurley
	Name:	Brian F. Hurley
	Title:	Secretary

BROOKFIELD INVESTMENT MANAGEMENT INC.

By:	/s/ Jonathan C. Tyras
	Name:	Jonathan C. Tyras
	Title:	Managing Director, Chief Financial Officer, Secretary and General Counsel